EXHIBIT 99.1
ENTERPRISE FINANCIAL REPORTS THIRD QUARTER 2019 RESULTS

Third Quarter Highlights

•	Net income of $29.1 million, $1.08 per diluted share

•	Net interest margin (tax equivalent) of 3.81%

•	Return on average assets (“ROAA”) of 1.60%

•	Loans increased $78.5 million, or 6% annualized

•	Deposits increased $65.0 million, or 5% annualized

•	Repurchase of 302,756 shares at an average price of $39.03 per share

St. Louis, Mo. October 21, 2019 – Enterprise Financial Services Corp (Nasdaq: EFSC) (the “Company” or “EFSC”) reported net income of $29.1 million for the quarter ended September 30, 2019, an increase of $10.6 million compared to the linked second quarter (“linked quarter”) and an increase of $6.6 million from the prior year quarter. Earnings per diluted share (“EPS”) were $1.08 for the current quarter, compared to $0.68 and $0.97 for the linked and prior year quarters, respectively. Merger-related expenses from the Trinity Capital Corporation (“Trinity”) acquisition reduced net income by $0.4 million pretax ($0.3 million after tax), or $0.01 per diluted share in the current quarter compared to $10.3 million pretax ($8.0 million after tax), or $0.30 per diluted share in the linked quarter. The increase in EPS for the current quarter, compared to the prior year quarter, was positively impacted by the Trinity acquisition. The year-over-year comparison of EPS is also impacted by a tax benefit recognized in the prior year quarter that did not occur in the current year period. Net interest margin, on a tax equivalent basis, in the current quarter was 3.81%, compared to 3.86% in the linked quarter and 3.78% in the prior year quarter.

The Company’s Board of Directors approved a quarterly dividend of $0.17 per common share, an increase from $0.16 for the prior quarter, payable on December 31, 2019 to shareholders of record as of December 16, 2019.

Jim Lally, EFSC’s President and Chief Executive Officer, commented, “I am pleased with our results in the third quarter of 2019. We generated balanced loan growth, expanded the deposit portfolio with a focus on non-interest bearing deposits and grew operating revenue. We have continued to deliver strong shareholder returns through solid earnings and by actively managing our capital position. In the third quarter we repurchased approximately $12 million of outstanding shares and approved an increased dividend of $0.17 for the fourth quarter. Our return on average tangible common equity1 has increased to 19% due to our strong earnings profile and prudent capital management. Despite the challenging interest rate environment, we have increased net interest income through balance sheet growth which we believe leaves us well-positioned as we enter the fourth quarter.”

1 Return on average tangible common equity is a non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

Net Interest Income
The Company closed its acquisition of Trinity on March 8, 2019. The results of operations of Trinity are included in our consolidated results from this date forward and are excluded from preceding periods.

Net interest income for the third quarter increased $1.3 million to $63.0 million from $61.7 million in the linked quarter, and increased $15.0 million from the prior year period. The increase from the linked quarter was primarily due to incremental accretion on non-core acquired loans while the increase from the prior year period was primarily due to the Trinity acquisition and organic growth. Net interest margin, on a tax equivalent basis, was 3.81% for the third quarter, compared to 3.86% in the linked quarter, and 3.78% in the third quarter of 2018.

Core net interest income and core net interest margin noted in the table below exclude incremental accretion on non-core acquired loans.

	Quarter ended
($ in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Net interest income	$63,046	$61,715	$52,343	$50,593	$48,093
Less: Incremental accretion income[2]	2,140	910	1,157	2,109	535
Core net interest income[3]	$60,906	$60,805	$51,186	$48,484	$47,558

Net interest margin (tax equivalent)	3.81%	3.86%	3.87%	3.94%	3.78%
Core net interest margin[3] (tax equivalent)	3.69	3.80	3.79	3.77	3.74

2 Represents incremental accretion income on non-core acquired loans which were acquired from the FDIC and previously covered by shared-loss agreements.
3 Core net interest income and core net interest margin are non-GAAP measures. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

Average Balance Sheets
The following table presents, for the periods indicated, certain information related to our average interest-earning assets and interest-bearing liabilities, as well as, the corresponding interest rates earned and paid, all on a tax-equivalent basis.

	Quarter ended
	September 30, 2019			June 30, 2019			September 30, 2018
($ in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans, excluding incremental accretion*	$5,178,009	$69,193	5.30%	$5,095,181	$68,830	5.42%	$4,252,525	$54,968	5.13%
Debt and equity investments*	1,312,860	9,610	2.90	1,246,529	9,152	2.95	755,129	5,154	2.71
Short-term investments	113,214	572	2.00	111,291	703	2.53	64,919	306	1.87
Total earning assets	6,604,083	79,375	4.77	6,453,001	78,685	4.89	5,072,573	60,428	4.73

Noninterest-earning assets	618,274			604,604			398,931

Total assets	$7,222,357			$7,057,605			$5,471,504

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction accounts	$1,356,328	$2,048	0.60%	$1,384,090	$2,134	0.62%	$758,621	$799	0.42%
Money market accounts	1,639,603	6,959	1.68	1,576,333	6,996	1.78	1,523,822	5,423	1.41
Savings	548,109	232	0.17	562,503	231	0.16	208,057	157	0.30
Certificates of deposit	820,943	3,970	1.92	815,138	3,758	1.85	678,214	2,878	1.68
Total interest-bearing deposits	4,364,983	13,209	1.20	4,338,064	13,119	1.21	3,168,714	9,257	1.16
Subordinated debentures	141,136	1,956	5.50	141,059	1,958	5.57	118,134	1,483	4.98
FHLB advances	378,207	2,203	2.31	263,384	1,696	2.58	311,522	1,729	2.20
Other borrowed funds	193,055	664	1.36	204,375	713	1.40	160,151	195	0.48
Total interest-bearing liabilities	5,077,381	18,032	1.41	4,946,882	17,486	1.42	3,758,521	12,664	1.34

Noninterest-bearing liabilities:
Demand deposits	1,232,360			1,244,008			1,086,809
Other liabilities	68,642			53,609			39,409
Total liabilities	6,378,383			6,244,499			4,884,739
Shareholders' equity	843,974			813,106			586,765
Total liabilities and shareholders' equity	$7,222,357			$7,057,605			$5,471,504

Core net interest income[3]		61,343			61,199			47,764
Core net interest margin[3]			3.69%			3.80%			3.74%

Incremental accretion on non-core acquired loans		2,140			910			535

Total net interest income		$63,483			$62,109			$48,299
Net interest margin			3.81%			3.86%			3.78%
* Non-taxable income is presented on a tax-equivalent basis using a 24.7% tax rate. The tax-equivalent adjustments were $0.4 million for each of the three months ended September 30, 2019 and June 30, 2019, and $0.2 million for the three months ended September 30, 2018.

3 Core net interest income and core net interest margin are non-GAAP measures. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

Net interest margin decreased five basis points from the linked quarter to 3.81% during the current quarter primarily due to a 12 basis point decrease in yield on the loan portfolio. This is a result of the decline of both the one month LIBOR and Prime interest rates during the third quarter, which impacted the underlying interest rates of the Company’s loan portfolio, 60% of which is priced to variable interest rate indices. The interest rate trend is also indicative of the prices obtained on newly originated loans in the quarter, which carried a weighted average interest rate of 4.66%. In addition, the second quarter of 2019 included purchase accounting adjustments which added two basis points to the overall net interest margin, which did not reoccur during the third quarter of 2019. Finally, the overall mix of interest-earning assets also negatively impacted net interest margin due to a larger investment portfolio.

The Company responded to interest rate trends by reducing the cost of certain managed money market and interest-bearing transaction accounts. This effort improved the cost of money market accounts by 10 basis points over the linked quarter. Conversely, certificates of deposit retention was robust in the quarter, and carried a corresponding headwind to overall net interest margin, as did the overall mix of funding from the FHLB and other relatively higher cost sources.

The Company manages its balance sheet to defend against pressures on core net interest margin, which could be negatively impacted by continued competition for deposits, current interest rate conditions, and downward movement in short-term rates.

Loans
The following table presents total loans for the most recent five quarters:

		Quarter ended
			March 31, 2019
($ in thousands)	September 30, 2019	June 30, 2019	Trinity[b]	Legacy EFSC[b]	Consolidated	December 31, 2018	September 30, 2018
C&I - general	$1,174,569	$1,103,908	$65,122	$1,063,633	$1,128,755	$995,491	$969,898
CRE investor owned - general	1,281,332	1,235,596	304,615	878,856	1,183,471	862,423	846,322
CRE owner occupied - general	566,219	591,401	91,758	484,268	576,026	496,835	482,146
Enterprise value lending[a]	417,521	445,981	—	439,500	439,500	465,992	442,439
Life insurance premium financing[a]	468,051	465,777	—	440,693	440,693	417,950	378,826
Residential real estate - general	386,174	409,200	137,487	295,069	432,556	304,671	314,315
Construction and land development - general	403,590	376,597	70,251	274,956	345,207	310,832	312,617
Tax credits[a]	265,626	268,405	—	235,454	235,454	262,735	256,666
Agriculture	136,249	131,671	—	126,088	126,088	136,188	138,005
Consumer and other - general	128,683	120,961	12,835	96,492	109,327	96,884	126,196
Total Loans	$5,228,014	$5,149,497	$682,068	$4,335,009	$5,017,077	$4,350,001	$4,267,430

Total loan yield	5.47%	5.49%			5.50%	5.44%	5.18%
Total C&I loans to total loans	44%	44%			44%	49%	48%
Variable interest rate loans to total loans	60%	60%			60%	62%	62%

Certain prior period amounts have been reclassified among the categories to conform to the current period presentation
[a] Specialized categories may include a mix of C&I, CRE, Construction and land development, or Consumer and other loans.
[b] Amounts reported are as of March 31, 2019 and are separately shown attributable to the Trinity loan portfolio and related operations acquired on March 8, 2019, and the Company’s pre-Trinity acquisition loan portfolio and related operations.

Loans totaled $5.2 billion at September 30, 2019, increasing $78.5 million, or 6% annualized, compared to the linked quarter. On a year-over-year basis, loans increased $960.6 million primarily due to the Trinity acquisition along with organic growth. We expect loan growth in 2019 to be a high single digit percentage, excluding Trinity acquired loans.

The Company continues to focus on originating high-quality C&I relationships, as they typically have variable interest rates and allow for cross selling opportunities involving other banking products. C&I loan growth, coupled with fixed- rate CRE lending, supports management’s efforts to maintain a flexible asset sensitive interest rate risk position.

Asset Quality
The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters:

	Quarter ended
($ in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Nonperforming loans	$15,569	$19,842	$9,607	$16,745	$17,044
Other real estate	8,498	10,531	6,804	469	408
Nonperforming assets	$24,067	$30,373	$16,411	$17,214	$17,452

Nonperforming loans to total loans	0.30%	0.39%	0.19%	0.38%	0.40%
Nonperforming assets to total assets	0.33	0.42	0.24	0.30	0.32
Allowance for loan losses to total loans	0.85	0.85	0.86	1.00	1.04
Net charge-offs	$1,070	$970	$1,826	$2,822	$2,447

Nonperforming loans decreased $4.3 million to $15.6 million at September 30, 2019 from $19.8 million at June 30, 2019 primarily due to two loans totaling $4.0 million that were 90 days past due and still accruing interest at June 30, 2019 being current at September 30, 2019. The past-due status of these loans at June 30, 2019 was administrative in nature. Nonaccrual loan additions of $4.3 million in the current quarter primarily consisted of three relationships and were offset by paydowns of $3.1 million and charge-offs of $1.5 million. Other real estate decreased during the quarter ended September 30, 2019 primarily due to sales of three properties totaling $2.1 million.

The Company recorded a provision for loan losses of $1.8 million compared to $1.7 million for the linked quarter and $2.3 million for the prior year quarter, respectively. The provision is reflective of loan growth during the period. The decrease in the ratio of allowance for loan losses to total loans in 2019, from 1.00% at the end of 2018 to 0.85% in the current quarter, is primarily due to the acquisition of Trinity loans that were recorded at fair value and did not have a corresponding allowance for loan losses. In addition, the level of specific reserves in 2019 decreased due to two relationships that were charged off. The Company recorded a credit mark on the Trinity loan portfolio of $24.4 million as of the acquisition date.

Deposits
The following table presents deposits broken out by type for the most recent five quarters:

		Quarter ended
			March 31, 2019
($ in thousands)	September 30, 2019	June 30, 2019	Trinity[a]	Legacy EFSC[a]	Consolidated	December 31, 2018	September 30, 2018
Noninterest-bearing accounts	$1,295,450	$1,181,577	$169,344	$1,017,164	$1,186,508	$1,100,718	$1,062,126
Interest-bearing transaction accounts	1,307,855	1,392,586	401,257	988,569	1,389,826	1,037,684	743,351
Money market and savings accounts	2,201,052	2,162,605	390,192	1,765,839	2,156,031	1,765,154	1,730,762
Brokered certificates of deposit	209,754	213,138	—	180,788	180,788	198,981	202,323
Other certificates of deposit	610,269	609,432	133,556	490,404	623,960	485,448	471,914
Total deposit portfolio	$5,624,380	$5,559,338	$1,094,349	$4,442,764	$5,537,113	$4,587,985	$4,210,476

Noninterest-bearing deposits to total deposits	23.0%	21.3%	15.5%	22.9%	21.4%	24.0%	25.2%

[a]Amounts reported are as of March 31, 2019 and are shown separately attributable to the Trinity deposit portfolio and related operations acquired on March 8, 2019, and the Company’s pre-Trinity acquisition deposit portfolio and related operations.

Total deposits at September 30, 2019 were $5.6 billion, an increase of $65.0 million from June 30, 2019, and an increase of $1.4 billion from September 30, 2018. The increase over the prior year period is primarily due to the Trinity acquisition.

Core deposits, defined as total deposits excluding certificates of deposits, were $4.8 billion at September 30, 2019, an increase of $67.6 million from the linked quarter. Noninterest-bearing deposits were $1.3 billion at September 30, 2019, an increase of $113.9 million compared to June 30, 2019, and an increase of $233.3 million compared to September 30, 2018. The total cost of deposits was 0.94% for the current and linked quarters and 0.86% in the prior year quarter.

Noninterest Income
Total noninterest income for the quarter ended September 30, 2019 was $13.6 million, an increase of $1.6 million, or 13% from the linked quarter, and an increase of $5.2 million, or 61% from the prior year quarter. Loan workout efforts resulted in $1.0 million of income during the third quarter, and was reported in other non-interest income. Tax credit income of $1.2 million in the current quarter increased $0.7 million and $1.0 million over the linked and prior year quarters, respectively. A gain on the sale of investment securities of $0.3 million was recognized in the third quarter of 2019. The increase from the prior year quarter was also driven by contributions from Trinity of $2.4 million.

The Company expects growth in noninterest income of a high single digit percentage for 2019 over 2018 levels, exclusive of the impact of the Trinity acquisition.

Noninterest Expenses
Noninterest expenses were $38.2 million for the quarter ended September 30, 2019, compared to $49.1 million for the quarter ended June 30, 2019, and $29.9 million for the quarter ended September 30, 2018. The decrease from the linked quarter was primarily due to a decline in merger-related expenses following the acquisition of Trinity. Merger-related expenses in the quarter decreased $9.9 million from the linked quarter. The Company expects its noninterest expense to range between $37 million and $39 million during the fourth quarter.

The Company’s core efficiency ratio4 was 51.7% for the quarter ended September 30, 2019, compared to 53.3% for the linked quarter and 52.2% for the prior year period, and reflects continued growth in net interest income and noninterest income, along with continued improvement in core noninterest expense over the linked quarter.
4 Core efficiency ratio is a non-GAAP measure. Refer to discussion and reconciliation of this measure in the accompanying financial tables.

Income Taxes
The Company’s effective tax rate was 20% for the quarter ended September 30, 2019 compared to 20% and 7% for the linked quarter and prior year quarter, respectively. The low rate for the prior year quarter resulted from a non-recurring reduction of income tax expense of $2.7 million from a tax planning election.

The Company expects its effective tax rate for the full year of 2019 to be approximately 20%.

Capital
The following table presents various EFSC capital ratios:

	Quarter ended
Percent	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Total risk-based capital to risk-weighted assets	12.72%	12.62%	12.86%	13.02%	12.94%
Tier 1 capital to risk weighted assets	11.17	11.06	11.25	11.14	11.03
Common equity tier 1 capital to risk-weighted assets	9.64	9.51	9.64	9.79	9.66
Tangible common equity to tangible assets[5]	8.54	8.43	8.35	8.66	8.54

[5] Tangible common equity to tangible assets is a non-GAAP measure. Refer to discussion and reconciliation of this measure in the accompanying financial tables.

Capital ratios for the current quarter are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review.

Use of Non-GAAP Financial Measures
The Company’s accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as adjusted EPS, core net interest income, core net interest margin, tangible common equity, core efficiency ratios, ROATCE, adjusted ROAA, adjusted ROAE, and adjusted ROATCE, and the tangible common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

The Company considers its adjusted EPS, core net interest income, core net interest margin, core efficiency ratio, adjusted ROAA, adjusted ROAE, ROATCE, adjusted ROATCE, and the tangible common equity ratio, collectively “core performance measures,” presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of non-core acquired loans, which were acquired from the FDIC and previously covered by shared-loss agreements, and the related income and expenses, the impact of certain non-comparable items, and the Company’s operating performance on an ongoing basis. Core performance measures include contractual interest on non-core acquired loans, but exclude incremental accretion on these loans. Core performance measures also exclude expenses directly related to non-core acquired loans. Core performance measures also exclude certain other income and expense items, such as merger related expenses, facilities charges, and the gain or loss on sale of investment securities, the Company believes to be not indicative of or useful to measure the Company’s operating performance on an ongoing basis. The attached tables contain a reconciliation of these core performance measures to the GAAP measures. The Company believes that the tangible common equity ratio provides useful information to investors about the Company’s capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject.

The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company’s performance and capital strength. The Company’s management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company’s operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measures for the periods indicated.

Conference Call and Webcast Information
The Company will host a conference call and webcast at 2:30 p.m. Central time on Tuesday, October 22, 2019. During the call, management will review the third quarter of 2019 results and related matters. This press release as well as a related slide presentation will be accessible on the Company’s website at www.enterprisebank.com under “Investor Relations” prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-800-367-2403 (Conference ID #8577165). A recorded replay of the conference call will be available on the website two hours after the call’s completion. Visit http://bit.ly/EFSC3Q2019earnings and register to receive a dial in number, passcode, and pin number. The replay will be available for approximately two weeks following the conference call.

About Enterprise
Enterprise Financial Services Corp (Nasdaq: EFSC), with approximately $7 billion in assets, is a financial holding company headquartered in Clayton, Missouri. Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of EFSC, operates 34 branch offices in Arizona, Kansas, Missouri and New Mexico. Enterprise Bank & Trust offers a range of business and personal banking services and wealth management services. Enterprise Trust, a division of Enterprise Bank & Trust, provides financial planning, estate planning, investment management and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations. Additional information is available at www.enterprisebank.com.

Enterprise Financial Services Corp’s common stock is traded on the Nasdaq Stock Market under the symbol “EFSC.” Please visit our website at www.enterprisebank.com to see our regularly posted material information.

Forward-looking Statements
Readers should note that, in addition to the historical information contained herein, this press release contains “forward-looking statements” within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, shareholder value creation and the impact of the acquisition of Trinity and its wholly-owned subsidiary, Los Alamos National Bank, and other acquisitions.

Forward-looking statements include, but are not limited to, statements about the Company’s plans, expectations, and projections of future financial and operating results, as well as statements regarding the Company’s plans, objectives, expectations or consequences of announced transactions. The Company uses words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “could,” “continue,” and “intend”, and variations of such words and similar expressions, in this release to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s ability to efficiently integrate acquisitions, including the

Trinity acquisition, into its operations, retain the customers of these businesses and grow the acquired operations, as well as credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, the Company’s ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting policies and practices or accounting standards, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit Loss (“CECL”) model, which will change how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption on January 1, 2020, uncertainty regarding the future of LIBOR, as well as other risk factors described in the Company’s 2018 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

For more information contact
Investor Relations: Keene Turner, Executive Vice President and CFO (314) 512-7233
Media: Karen Loiterstein, Senior Vice President (314) 512-7141

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	Quarter ended					Nine Months ended
(in thousands, except per share data)	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018
EARNINGS SUMMARY
Net interest income	$63,046	$61,715	$52,343	$50,593	$48,093	$177,104	$141,312
Provision for loan losses	1,833	1,722	1,476	2,120	2,263	5,031	4,524
Noninterest income	13,564	11,964	9,230	10,702	8,410	34,758	27,645
Noninterest expense	38,239	49,054	39,838	30,747	29,922	127,131	88,284
Income before income tax expense	36,538	22,903	20,259	28,428	24,318	79,700	76,149
Income tax expense	7,469	4,479	4,103	4,899	1,802	16,051	10,461
Net income	$29,069	$18,424	$16,156	$23,529	$22,516	$63,649	$65,688

Diluted earnings per share	$1.08	$0.68	$0.67	$1.02	$0.97	$2.45	$2.81
Return on average assets	1.60%	1.05%	1.10%	1.69%	1.63%	1.26%	1.62%
Return on average common equity	13.66	9.09	9.89	15.61	15.22	11.00	15.41
Return on average tangible common equity[1]	19.08	12.92	12.93	19.79	19.42	15.16	19.85
Net interest margin (tax equivalent)	3.81	3.86	3.87	3.94	3.78	3.85	3.78
Core net interest margin (tax equivalent)[1]	3.69	3.80	3.79	3.77	3.74	3.76	3.74
Efficiency ratio	49.91	66.58	64.70	50.16	52.96	60.01	52.25
Core efficiency ratio[1]	51.73	53.30	54.06	49.77	52.23	52.96	52.86

Total assets	$7,346,791	$7,181,855	$6,932,757	$5,645,662	$5,517,539
Total average assets	7,222,357	7,057,605	5,956,086	5,518,740	5,471,504	$6,509,888	$5,409,404
Total deposits	5,624,380	5,559,338	5,537,113	4,587,985	4,210,476
Total average deposits	5,597,343	5,582,072	4,699,490	4,434,634	4,255,523	5,143,219	4,203,861
Period end common shares outstanding	26,613	26,906	26,878	22,812	23,092
Dividends per common share	$0.16	$0.15	$0.14	$0.13	$0.12	$0.45	$0.34
Tangible book value per common share[1]	$22.82	$21.74	$20.80	$20.95	$19.94
Tangible common equity to tangible assets[1]	8.54%	8.43%	8.35%	8.66%	8.54%
Total risk-based capital to risk-weighted assets	12.72	12.62	12.86	13.02	12.94

[1]Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended					Nine Months ended
($ in thousands, except per share data)	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$81,078	$79,201	$67,617	$64,002	$60,757	$227,896	$173,800
Total interest expense	18,032	17,486	15,274	13,409	12,664	50,792	32,488
Net interest income	63,046	61,715	52,343	50,593	48,093	177,104	141,312
Provision for loan losses	1,833	1,722	1,476	2,120	2,263	5,031	4,524
Net interest income after provision for loan losses	61,213	59,993	50,867	48,473	45,830	172,073	136,788

NONINTEREST INCOME
Deposit service charges	3,246	3,366	2,935	2,894	2,997	9,547	8,855
Wealth management revenue	2,661	2,661	1,992	1,974	2,012	7,314	6,267
Card services revenue	2,494	2,461	1,790	1,760	1,760	6,745	4,926
Tax credit income	1,238	572	158	2,312	192	1,968	508
Gain on sale of investment securities	337	—	—	—	—	337	9
Other income	3,588	2,904	2,355	1,762	1,449	8,847	7,080
Total noninterest income	13,564	11,964	9,230	10,702	8,410	34,758	27,645

NONINTEREST EXPENSE
Employee compensation and benefits	20,845	20,687	19,352	16,669	16,297	60,884	49,370
Occupancy	3,179	3,188	2,637	2,408	2,394	9,004	7,142
Merger-related expenses	393	10,306	7,270	1,271	—	17,969	—
Other	13,822	14,873	10,579	10,399	11,231	39,274	31,772
Total noninterest expense	38,239	49,054	39,838	30,747	29,922	127,131	88,284

Income before income tax expense	36,538	22,903	20,259	28,428	24,318	79,700	76,149
Income tax expense	7,469	4,479	4,103	4,899	1,802	16,051	10,461
Net income	$29,069	$18,424	$16,156	$23,529	$22,516	$63,649	$65,688

Basic earnings per share	$1.09	$0.69	$0.68	$1.02	$0.97	$2.46	$2.84
Diluted earnings per share	1.08	0.68	0.67	1.02	0.97	2.45	2.81

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
($ in thousands)	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018
BALANCE SHEETS
ASSETS
Cash and due from banks	$153,730	$106,835	$85,578	$91,511	$78,119
Interest-earning deposits	106,747	85,315	139,389	108,226	81,351
Debt and equity investments	1,354,986	1,328,767	1,198,413	813,702	775,344
Loans held for sale	6,281	1,437	654	392	738

Loans	5,228,014	5,149,497	5,017,077	4,350,001	4,267,430
Less: Allowance for loan losses	44,555	43,822	43,095	43,476	44,186
Total loans, net	5,183,459	5,105,675	4,973,982	4,306,525	4,223,244

Fixed assets, net	59,216	58,888	60,301	32,109	32,354
Goodwill	211,251	211,251	207,632	117,345	117,345
Intangible assets, net	27,626	29,201	31,048	8,553	9,148
Other assets	243,495	254,486	235,760	167,299	199,896
Total assets	$7,346,791	$7,181,855	$6,932,757	$5,645,662	$5,517,539

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$1,295,450	$1,181,577	$1,186,508	$1,100,718	$1,062,126
Interest-bearing deposits	4,328,930	4,377,761	4,350,605	3,487,267	3,148,350
Total deposits	5,624,380	5,559,338	5,537,113	4,587,985	4,210,476
Subordinated debentures	141,179	141,100	140,668	118,156	118,144
FHLB advances	461,426	389,446	180,466	70,000	401,000
Other borrowings	199,634	198,104	212,171	223,450	161,795
Other liabilities	74,077	68,366	64,504	42,267	39,287
Total liabilities	6,500,696	6,356,354	6,134,922	5,041,858	4,930,702
Shareholders’ equity	846,095	825,501	797,835	603,804	586,837
Total liabilities and shareholders’ equity	$7,346,791	$7,181,855	$6,932,757	$5,645,662	$5,517,539

Average Balance Sheets
The following table presents, for the periods indicated, certain information related to our average interest-earning assets and interest-bearing liabilities, as well as, the corresponding interest rates earned and paid, all on a tax equivalent basis.

	Nine Months ended
	September 30, 2019			September 30, 2018
($ in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans, excluding incremental accretion*	$4,930,635	$197,996	5.37%	$4,205,585	$157,548	5.01%
Debt and equity investments*	1,153,632	25,055	2.90	746,470	14,510	2.60
Short-term investments	108,930	1,722	2.11	63,416	777	1.64
Total earning assets	6,193,197	224,773	4.85	5,015,471	172,835	4.61

Noninterest-earning assets	556,791			393,933

Total assets	$6,749,988			$5,409,404

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction accounts	$1,273,591	$5,972	0.63%	$814,679	$2,422	0.40%
Money market accounts	1,579,702	20,470	1.73	1,470,177	13,221	1.20
Savings	471,024	646	0.18	206,213	429	0.28
Certificates of deposit	783,182	11,060	1.89	638,889	7,115	1.49
Total interest-bearing deposits	4,107,499	38,148	1.24	3,129,958	23,187	0.99
Subordinated debentures	135,512	5,562	5.49	118,123	4,305	4.87
FHLB advances	286,267	5,297	2.47	302,937	4,435	1.96
Other borrowed funds	199,842	1,785	1.19	178,245	561	0.42
Total interest-bearing liabilities	4,729,120	50,792	1.44	3,729,263	32,488	1.16

Noninterest-bearing liabilities:
Demand deposits	1,188,758			1,073,903
Other liabilities	58,267			36,323
Total liabilities	5,976,145			4,839,489
Shareholders' equity	773,843			569,915
Total liabilities and shareholders' equity	$6,749,988			$5,409,404

Core net interest income[1]		173,981			140,347
Core net interest margin[1]			3.76%			3.74%

Incremental accretion on non-core acquired loans		4,207			1,592

Total net interest income		$178,188			$141,939
Net interest margin			3.85%			3.78%
* Non-taxable income is presented on a tax-equivalent basis using a 24.7% tax rate. The tax-equivalent adjustments were $1.1 million and $0.6 million for the nine months ended September 30, 2019 and 2018, respectively.

1Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
($ in thousands)	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018
LOAN PORTFOLIO
Commercial and industrial	$2,303,495	$2,265,480	$2,227,050	$2,123,167	$2,035,852
Commercial real estate	1,967,888	1,940,958	1,870,040	1,481,834	1,450,184
Construction real estate	433,486	404,557	369,365	334,645	332,026
Residential real estate	386,173	409,200	432,902	305,026	314,676
Consumer and other	136,972	129,302	117,720	105,329	134,692
Total loans	$5,228,014	$5,149,497	$5,017,077	$4,350,001	$4,267,430

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$1,295,450	$1,181,577	$1,186,508	$1,100,718	$1,062,126
Interest-bearing transaction accounts	1,307,855	1,392,586	1,389,826	1,037,684	743,351
Money market and savings accounts	2,201,052	2,162,605	2,156,031	1,765,154	1,730,762
Brokered certificates of deposit	209,754	213,138	180,788	198,981	202,323
Other certificates of deposit	610,269	609,432	623,960	485,448	471,914
Total deposit portfolio	$5,624,380	$5,559,338	$5,537,113	$4,587,985	$4,210,476

AVERAGE BALANCES
Total loans	$5,178,009	$5,095,181	$4,511,387	$4,272,132	$4,252,524
Debt and equity investments	1,312,860	1,246,529	896,936	769,461	755,129
Interest-earning assets	6,604,083	6,453,001	5,510,489	5,118,319	5,072,573
Total assets	7,222,357	7,057,605	5,956,086	5,518,740	5,471,504
Deposits	5,597,343	5,582,072	4,699,490	4,434,634	4,255,523
Shareholders’ equity	843,974	813,106	662,454	597,864	586,765
Tangible common equity[1]	604,331	571,890	506,560	471,678	459,975

YIELDS (tax equivalent)
Total loans	5.47%	5.49%	5.50%	5.44%	5.18%
Debt and equity investments	2.90	2.95	2.84	2.73	2.71
Interest-earning assets	4.90	4.95	4.99	4.98	4.77
Interest-bearing deposits	1.20	1.21	1.33	1.27	1.16
Total deposits	0.94	0.94	1.02	0.95	0.86
Subordinated debentures	5.50	5.57	5.38	5.01	4.98
FHLB advances and other borrowed funds	1.99	2.07	1.75	1.60	1.62
Interest-bearing liabilities	1.41	1.42	1.49	1.42	1.34
Net interest margin	3.81	3.86	3.87	3.94	3.78
1Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
(in thousands, except %, per share data and shares)	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018
ASSET QUALITY
Net charge-offs	$1,070	$970	$1,826	$2,822	$2,447
Nonperforming loans	15,569	19,842	9,607	16,745	17,044
Classified assets	93,984	91,715	79,750	70,126	73,704
Nonperforming loans to total loans	0.30%	0.39%	0.19%	0.38%	0.40%
Nonperforming assets to total assets	0.33	0.42	0.24	0.30	0.32
Allowance for loan losses to total loans	0.85	0.85	0.86	1.00	1.04
Allowance for loan losses to nonperforming loans	286.2	220.9	448.6	259.6	259.3
Net charge-offs to average loans (annualized)	0.08	0.08	0.16	0.26	0.23

WEALTH MANAGEMENT
Trust assets under management	$1,583,260	$1,627,050	$1,587,627	$1,119,329	$1,174,798
Trust assets under administration	2,404,950	2,428,551	2,405,673	1,811,512	1,984,859

MARKET DATA
Book value per common share	$31.79	$30.68	$29.68	$26.47	$25.41
Tangible book value per common share[1]	22.82	21.74	20.80	20.95	19.94
Market value per share	40.75	41.60	40.77	37.63	53.05
Period end common shares outstanding	26,613	26,906	26,878	22,812	23,092
Average basic common shares	26,778	26,887	23,927	23,014	23,148
Average diluted common shares	26,868	26,940	24,083	23,170	23,329

CAPITAL
Total risk-based capital to risk-weighted assets	12.72%	12.62%	12.86%	13.02%	12.94%
Tier 1 capital to risk-weighted assets	11.17	11.06	11.25	11.14	11.03
Common equity tier 1 capital to risk-weighted assets	9.64	9.51	9.64	9.79	9.66
Tangible common equity to tangible assets[1]	8.54	8.43	8.35	8.66	8.54

[1]Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Quarter ended					Nine Months ended
($ in thousands)	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018
CORE PERFORMANCE MEASURES
Net interest income	$63,046	$61,715	$52,343	$50,593	$48,093	$177,104	$141,312
Less: Incremental accretion income	2,140	910	1,157	2,109	535	4,207	1,592
Core net interest income	60,906	60,805	51,186	48,484	47,558	172,897	139,720

Total noninterest income	13,564	11,964	9,230	10,702	8,410	34,758	27,645
Less: Other income from non-core acquired assets	1,001	2	365	10	7	1,368	1,038
Less: Gain on sale of investment securities	337	—	—	—	—	337	9
Less: Other non-core income	—	266	—	26	—	266	649
Core noninterest income	12,226	11,696	8,865	10,666	8,403	32,787	25,949

Total core revenue	73,132	72,501	60,051	59,150	55,961	205,684	165,669

Total noninterest expense	38,239	49,054	39,838	30,747	29,922	127,131	88,284
Less: Other expenses related to non-core acquired loans	18	103	103	40	12	224	(203)
Less: Facilities disposal	—	—	—	—	—	—	239
Less: Merger related expenses	393	10,306	7,270	1,271	—	17,969	—
Less: Non-recurring excise tax	—	—	—	—	682	—	682
Core noninterest expense	37,828	38,645	32,465	29,436	29,228	108,938	87,566

Core efficiency ratio	51.73%	53.30%	54.06%	49.77%	52.23%	52.96%	52.86%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN (TAX EQUIVALENT)
Net interest income	$63,483	$62,109	$52,595	$50,786	$48,299	$178,187	$141,939
Less: Incremental accretion income	2,140	910	1,157	2,109	535	4,207	1,592
Core net interest income	$61,343	$61,199	$51,438	$48,677	$47,764	$173,980	$140,347

Average earning assets	$6,604,083	$6,453,005	$5,510,489	$5,118,319	$5,072,573	$6,193,197	$5,015,471
Reported net interest margin	3.81%	3.86%	3.87%	3.94%	3.78%	3.85%	3.78%
Core net interest margin	3.69	3.80	3.79	3.77	3.74	3.76	3.74

	Quarter ended
($ in thousands)	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018
SHAREHOLDERS’ EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders’ equity	$846,095	$825,501	$797,835	$603,804	$586,837
Less: Goodwill	211,251	211,251	207,632	117,345	117,345
Less: Intangible assets	27,626	29,201	31,048	8,553	9,148
Tangible common equity	$607,218	$585,049	$559,155	$477,906	$460,344

Total assets	$7,346,791	$7,181,855	$6,932,757	$5,645,662	$5,517,539
Less: Goodwill	211,251	211,251	207,632	117,345	117,345
Less: Intangible assets	27,626	29,201	31,048	8,553	9,148
Tangible assets	$7,107,914	$6,941,403	$6,694,077	$5,519,764	$5,391,046

Tangible common equity to tangible assets	8.54%	8.43%	8.35%	8.66%	8.54%

	Quarter ended
($ in thousands)	Sep 30, 2019	Jun 30, 2019	Sep 30, 2018
AVERAGE SHAREHOLDERS’ EQUITY AND AVERAGE TANGIBLE COMMON EQUITY
Average shareholder’s equity	$843,974	$813,106	$586,765
Less average goodwill	211,251	211,251	117,345
Less average intangible assets	28,392	29,965	9,445
Average tangible common equity	$604,331	$571,890	$459,975

	Quarter ended
(in thousands, except per share data)	Sep 30, 2019	Jun 30, 2019	Sep 30, 2018
IMPACT OF MERGER-RELATED EXPENSES
Net income - GAAP	$29,069	$18,424	$22,516
Merger related expenses	393	10,306	—
Related tax effect	(97)	(2,331)	—
Adjusted net income - Non-GAAP	$29,365	$26,399	$22,516

Average diluted common shares	26,868	26,940	23,329
EPS - GAAP net income	$1.08	$0.68	$0.97
EPS - Adjusted net income	1.09	0.98	0.97

Average assets	$7,222,357	$7,057,605	$5,471,504
ROAA - GAAP net income	1.60%	1.05%	1.63%
ROAA - Adjusted net income	1.61	1.50	1.63

Average shareholder’s equity	$843,974	$813,106	$586,765
ROAE - GAAP net income	13.66%	9.09%	15.22%
ROAE - Adjusted net income	13.80	13.02	15.22

Average tangible common equity	$604,331	$571,890	$459,975
ROATCE - GAAP net income	19.08%	12.92%	19.42%
ROATCE - Adjusted net income	19.28	18.52	19.42